UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2020

Tailored Brands, Inc.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-16097 (Commission File Number)	47-4908760 (IRS Employer Identification No.)

6380 Rogerdale Road Houston, Texas (Address of principal executive offices)	77072 (Zip Code)

281-776-7000
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	TLRD	New York Stock Exchange
Preferred Stock Purchase Rights	TLRD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On July 21, 2020, Tailored Brands, Inc. (the “Company”) announced that, as a result of the unprecedented and industrywide business disruptions resulting from the coronavirus pandemic, it is implementing a series of organizational changes.

Specifically, the Company will make organizational changes that will result in the elimination of approximately 20% of its corporate positions by the end of the fiscal second quarter. In connection with the corporate workforce reduction, the Company expects to record a pre-tax charge of approximately $6 million in the second quarter of fiscal 2020 for severance payments and other termination costs, all of which are cash costs.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Jack Calandra, the Company’s current Executive Vice President, Chief Financial Officer and Treasurer, will be leaving the Company. This event occurred on July 15, 2020. Mr. Calandra will remain employed by the Company through July 31, 2020 and, in accordance with the terms of his separation agreement, will receive a lump sum of $600,000 upon his departure, which is the equivalent of one year’s base salary. Pursuant to his separation agreement, Mr. Calandra provides a full release of all claims related to his employment with and/or separation from the Company and agrees not to work for certain named competitors of the Company or solicit employees from the Company for a period of twelve months following his termination date. The Company has no immediate plans to replace Mr. Calandra. In the near term, Mr. Calandra’s responsibilities will be divided between Dinesh Lathi, President and Chief Executive Officer, and Holly Etlin, a Managing Director at AlixPartners who has been appointed to a newly created role of Chief Restructuring Officer with the Company.

Effective August 2, 2020, John Vazquez, age 43, has been appointed Chief Accounting Officer and Treasurer of the Company and will also serve as the Company’s principal financial officer. Mr. Vazquez joined the Company in July 2013 as Director- Financial Reporting and was promoted to Vice President-Financial Reporting in January 2015. Mr. Vazquez also became responsible for the Company’s corporate finance and treasury functions in March 2016. Prior to joining the Company, Mr. Vazquez was director of financial reporting for Chico’s FAS, Inc. for ten years and a senior auditor with Ernst and Young LLP and Arthur Andersen LLP. Mr. Vazquez is a Certified Public Accountant licensed in the state of Florida.

There is no arrangement or understanding between Mr. Vazquez and any other persons pursuant to which Mr. Vazquez was selected as an officer. Neither Mr. Vazquez nor any related person of Mr. Vazquez has a direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party. Mr. Vazquez is not related to any of the executive officers or directors of the Company.

Mr. Vazquez will receive an annual base salary of $250,000. His 2020 annual incentive and long term incentives will be determined in due course by the Company’s Compensation and Organizational Development Committee at the same time the determination is made for other executives of the Company. Mr. Vazquez also participates in the Company’s Vice President Change in Control Severance Plan.

The foregoing summary description of Mr. Calandra’s separation agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of his separation agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 8.01	Other Events.

On July 21, 2020, the Company issued a press release announcing its plans to reduce headcount and close stores, Mr. Calandra’s departure and the appointment of Holly Etlin, a Managing Director at AlixPartners, to a newly created role as Chief Restructuring Officer with the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are included in this Form 8-K:

10.1	Separation Agreement by and between Tailored Shared Services, LLC and Jack Calandra.
99.1	Press Release dated July 21, 2020.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document contained in Exhibit 101).

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Separation Agreement by and between Tailored Shared Services, LLC and Jack Calandra.

99.1	Press Release dated July 21, 2020.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2020

TAILORED BRANDS, INC.

	By:	/s/ A. ALEXANDER RHODES
A. Alexander Rhodes
Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary